Exhibit 3.1
EARTHSTONE ENERGY, INC.
_______________________
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
_______________________
SERIES A CONVERTIBLE PREFERRED STOCK
(Par Value $0.001 Per Share)
Earthstone Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in one or more series of up to 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on January 30, 2022 the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of 280,000 shares of Preferred Stock, designated Series A Convertible Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of, such series of Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

    Section 1. General; Ranking.

(a)    There shall be created from the 20,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “Series A Convertible Preferred Stock” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 280,000.

(b)    Notwithstanding anything to the contrary herein, the shares of Series A Preferred Stock and any shares of Class A common stock, $0.001 par value per share of the Corporation (the “Class A Common Stock”), issued upon conversion thereof shall be in uncertificated, book-entry form or, if requested by any holder of Series A Preferred Stock, such holder’s shares shall be issued in certificated form, in each case as permitted by the Amended and Restated Bylaws of the Corporation, as amended, and the DGCL.

(c)    The Series A Preferred Stock shall rank senior to the Class A Common Stock, the Class B common stock, $0.001 par value per share of the Corporation (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and any other class or series of stock issued by the Corporation ranking junior as to the Series A Preferred Stock with respect to payment of dividends, or upon liquidation or winding up of the Corporation (collectively, “Junior Securities”). The Series A Preferred Stock shall rank junior to all Senior Securities with respect to both the payment of dividends and the distribution of assets on liquidation, winding up or dissolution. The term “Senior Securities” means any class or series of stock issued by the Corporation ranking senior to the Series A Preferred Stock with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

Section 2. Dividends.

(a)    Commencing October 1, 2022 (the “Grace Period Expiration Date”), the holders of the Series A Preferred Stock shall be entitled to receive out of any assets legally available therefor dividends on each outstanding share of Series A Preferred Stock at the rate of 8.0% per annum of the Liquidation Preference (as defined in Section 3(a)) per share from the earliest original issue date of any shares of the Series A Preferred Stock (the “Issue Date”), payable quarterly in cash, subject to Section 2(c), on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”), beginning December 31, 2022, when, as and if declared by the Board, in accordance with the preference and priority described in Section 1 with respect to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Except as provided below, such dividends shall accrue on a daily basis from the Issue Date, whether or not in any period the Corporation is legally permitted to make the payment of such dividends and whether or not such dividends are declared. Neither conversion on or after the Grace Period Expiration Date nor redemption of the Series A Preferred Stock on or after the Grace Period Expiration Date shall affect any holder’s right to receive any accrued but unpaid dividends on such Series A Preferred Stock. Notwithstanding any other provision herein, no dividends shall be payable or accrue on the Series A Preferred Stock if conversion, as described in Section 5, occurs before the Grace Period Expiration Date. Except to the extent set forth in Section 2(c), dividends shall not be cumulative.

(b)    Dividends shall be calculated on the basis of the time elapsed from but excluding the last preceding Dividend Payment Date (or the Issue Date in respect of the first dividend payable on December 31, 2022) to and including the Dividend Payment Date or any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Series A Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of twelve, 30-day months.

(c)    To the extent any accrued dividends are not declared and paid in full in cash on a Dividend Payment Date, the Liquidation Preference of each share of Series A Preferred Stock outstanding as of such Dividend Payment Date shall automatically be increased by an amount equal to the unpaid amount of the dividend that shall have accrued on such share to and including the Dividend Payment Date, effective as of the date immediately following such Dividend Payment Date. The Liquidation Preference, as so adjusted, shall thereafter be used for all purposes hereunder, including, without limitation, for purposes of the accrual of future dividends in accordance with Section 2(a), the determination of the Liquidation Preference in accordance with Section 3(a) and the determination of the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with Section 5(a). The adjustment of the Liquidation Preference as provided in this Section 2(c) shall satisfy in full the Corporation’s obligation to pay dividends on the applicable Dividend Payment Date, and following such adjustment under no circumstance shall dividends be deemed to be accrued or in arrears with respect to any period prior to and including such Dividend Payment Date.

(d)    Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred Stock as they appear on the Corporation’s books at the close of business on the tenth Business Day (as hereinafter defined) immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board in advance of a Dividend Payment Date, provided that no such record date shall be less than 10 or more than 60 calendar days preceding such Dividend Payment Date. If a Dividend Payment Date is not a Business Day, then any dividend declared in respect of such date shall be due and payable on the first Business Day following such Dividend Payment Date. Dividends paid in cash on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding. “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

(e)    So long as any shares of Series A Preferred Stock are outstanding, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities), without the prior consent of the holders of at least 95% of the outstanding shares of Series A Preferred Stock voting together as a separate class, except with respect to Junior Securities repurchased by the Corporation in satisfaction of tax withholding obligations under the Corporation’s employee incentive plans. So long as any shares of Series A Preferred Stock are outstanding and without the prior consent of the holders of at least 95% of the outstanding shares of Series A Preferred Stock voting together as a separate class, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Parity Securities (as hereinafter defined), nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Securities), unless (i) if there are any accrued and unpaid dividends on the Series A Preferred Stock or such Parity Security, such dividend or distribution shall be allocated to pay such accrued and unpaid dividends on the Series A Preferred Stock and such Parity Security, pro rata based on the amount of such accrued and unpaid dividends and (ii) if all accrued and unpaid dividends have been paid on the Series A Preferred Stock and such Parity Security, such dividends and distributions shall be allocated pro rata to the holders of the Series A Preferred Stock and the Parity Security based on the respective liquidation preferences thereof. “Parity Security” means any class or series of stock issued by the

Corporation ranking on a parity with the Series A Preferred Stock with respect to payment of dividends, and upon liquidation, dissolution or winding up of the Corporation.

(f)    The holders of the Series A Preferred Stock shall be entitled to receive, with respect to any distribution of cash or other property made to holders of Class A Common Stock, the amount that such holders of Series A Preferred Stock would have been entitled to receive if the Series A Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Class A Common Stock as provided in Section 5 on the record date for such distribution, which amounts shall be paid pari passu with all holders of Class A Common Stock.

Section 3. Liquidation.

(a)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, in accordance with the preference and priority described in Section 2 as to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $1,000.00 per share of Series A Preferred Stock (as the same may be adjusted pursuant to Section 2(c), the “Initial Liquidation Preference”) plus any accrued but unpaid dividends thereon (together with the Initial Liquidation Preference, the “Liquidation Preference”). To the extent the available assets are insufficient to fully satisfy the Liquidation Preference, then the holders of the Series A Preferred Stock shall share ratably in such distribution in the proportion that each holder’s shares bears to the total number of shares of Series A Preferred Stock outstanding. No payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the holders of the shares of Series A Preferred Stock or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred Stock and the holders of any Parity Securities amounts in proportion to the respective full preferential amounts to which each is entitled with respect to such distribution. For purposes of this Section 3(a), absent the consent of holders of at least 95% of the Series A Preferred Stock, a Change of Control shall be deemed to be a liquidation, dissolution or winding-up of the Corporation; provided, however, that payments on account of such Change of Control may not be made unless Earthstone Energy Holdings, LLC (“EEH”) is permitted to make distributions to the Corporation to the extent required for the Corporation to make such payment in compliance with the “restricted payment” limitations set forth in Section 9.04 of that certain Credit Agreement dated as of November 21, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof) by and among EEH, as borrower, the Corporation, Wells Fargo Bank, National Association, in its capacity as administrative agent, and the lenders from time to time party thereto. “Change of Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a person or group who or which is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 5% or more of the Corporation’s Common Stock on the Issue Date, of securities (excluding shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock) representing more than 35% of the combined voting power in the election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (B) approval by the Corporation or any of its subsidiaries of any sale or disposition of substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Corporation of any merger, consolidation or statutory share exchange to which the Corporation is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation. Notwithstanding anything in this Section 3(a) to the contrary, if, in the event of any liquidation, dissolution or winding up of the Corporation (or deemed liquidation, dissolution or winding up of the Corporation), the aggregate amount that the holders of Series A Preferred Stock would have been entitled to receive in respect of the Series A Preferred Stock if the Series A Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Class A Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation (or deemed liquidation, dissolution or winding up of the Corporation) (the “As-Converted Amount”) is greater than the aggregate Liquidation Preference otherwise payable to such holders pursuant to this Section 3(a), then the holders of Series A Preferred Stock shall, in lieu of receiving such aggregate Liquidation Preference, instead receive the As-Converted Amount, which As-Converted Amount shall be paid pari passu with all holders of Class A Common Stock.

(b)    Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred Stock at their respective addresses as the same shall appear in the records of the Corporation.

(c)    Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

Section 4. Voting. Except as otherwise provided in the Certificate of Incorporation or this Certificate of Designations or as expressly required by law, the holders of Series A Preferred Stock shall have no voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL, the Certificate of Incorporation or this Certificate of Designations.

Section 5. Conversion. The Series A Preferred Stock shall be convertible into Class A Common Stock in accordance with the following:

(a)    Automatic Conversion. Each share of Series A Preferred Stock shall automatically convert into such number of shares of Class A Common Stock as provided in this Section 5 upon the day (the “Conversion Date”) immediately following the expiration of the twenty calendar day period commencing on the distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the U.S. Securities and Exchange Commission relating to the conversion of the Series A Preferred Stock into shares of Class A Common Stock and the issuance of shares of Class A Common Stock in connection with such conversion. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing (i) the Liquidation Preference of the Series A Preferred Stock determined pursuant to Section 3 as of the Conversion Date by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date. Each share of Series A Preferred Stock shall thus at the Issue Date be convertible into 90.0900900900901 shares of Class A Common Stock, subject to adjustment as set forth herein, and each fractional share of Series A Preferred Stock shall at the Issue Date be convertible into a proportionate number of shares of Class A Common Stock. Upon the automatic conversion of the Series A Preferred Stock, each holder shall be deemed to own the number of shares of Class A Common Stock into which the holder’s shares of Series A Preferred Stock are converted. On the Conversion Date, the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock are converted shall be promptly issued in uncertificated, book-entry form and evidence thereof shall be promptly delivered by the Corporation or its transfer agent to the holders of Series A Preferred Stock. If requested by any holder of the Series A Preferred Stock, such shares of Class A Common Stock shall be issued in certificated form and such certificates shall be delivered to the holder of Series A Preferred Stock thereof or such holder’s designee. At the close of business on the Conversion Date, each holder shall be deemed to be the beneficial owner of the shares of Class A Common Stock, and the Series A Preferred Stock theretofore held by such holder shall no longer be outstanding. For purposes of clarity, to the extent the shares of Series A Preferred Stock are converted into Class A Common Stock prior to the Grace Period Expiration Date, the Liquidation Preference for purposes of calculating such conversion shall be the Initial Liquidation Preference and shall not include any accrued but unpaid dividends.

(b)    Determination of Conversion Price. For purposes hereof, the “Conversion Price” shall be $11.10, subject to adjustment as provided in this Section 5(b). If the Corporation at any time or from time to time makes, issues, declares, pays or fixes a record date for the determination of holders entitled to receive any dividend or other distribution payable on shares of Common Stock in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of Series A Preferred Stock shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the Series A Preferred Stock been converted into Class A Common Stock immediately before the event.

(c)    Certificates as to Adjustments. Upon the occurrence of any adjustment of the Liquidation Preference pursuant to Section 2(c), or the occurrence of any adjustment or readjustment of the Conversion Price pursuant to Section 5(b), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments and (ii) the number of shares of Class A Common Stock or other securities and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Preferred Stock.

(d)    Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(e)    Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of (i) shares of Series A Preferred Stock and (ii) shares of Class A Common Stock on conversion of shares of Series A Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

Section 6. Consolidation, Merger, Etc. In case of any reorganization, reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation to any other person, if such transaction is not treated as a liquidation, dissolution or winding up as provided in Section 3, then, as part of such reorganization, reclassification, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Class A Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined reasonably and in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

Section 7. Redemption of Series A Preferred Stock.

(a)    On November 22, 2025, if any shares of Series A Preferred Stock are then outstanding, a redemption event (“Redemption Event”) shall be deemed to have occurred and the Corporation shall be required to repurchase all of the outstanding shares of Series A Preferred Stock as provided in this Section 7.

(b)    Within 10 days after a Redemption Event, the Corporation shall mail a written notice (the “Redemption Notice”) to each holder of record of shares of Series A Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, the date on which the redemption of the Series A Preferred Stock shall occur (which day (the “Redemption Date”) must be within 30 days after the Redemption Event), and the amount to be paid to such holder in redemption of his, her or its shares of Series A Preferred Stock. On the Redemption Date, the Corporation shall pay to each holder of Series A Preferred Stock then outstanding an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such holder by wire transfer of immediately available funds to an account specified by such holder to the Corporation at least one day prior to the Redemption Date and, upon such holder’s receipt of such amount, the Series A Preferred Stock theretofore held by such holder shall no longer be outstanding.

Section 8. Other Provisions.

(a)    Best Efforts. The Corporation shall use its best efforts to effect the automatic conversion as provided in Section 5 above.

(b)    Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c)    Reservation and Authorization of Class A Common Stock. The Corporation covenants that, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation will at all times reserve and keep available, from its authorized and unissued shares of Class A Common Stock solely for issuance and delivery upon the conversion of the shares of Series A Preferred Stock and free of preemptive rights, such number of shares of Class A Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation further covenants that it shall, from time to time, take all steps necessary (including, without limitation, engaging in best efforts to obtain the requisite stockholder approval) to increase the authorized number of shares of its Class A Common Stock if at any time the authorized number of shares of Class A Common Stock remaining unissued would otherwise be insufficient to allow delivery of all of the shares of Class A Common Stock when deliverable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock will, at all times, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Class A Common Stock is then listed.

(d)    Fractional Shares. No fractional shares of Class A Common Stock or scrip shall be issued upon conversion of shares of the Series A Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock, in lieu of issuing any fractional share, the fraction shall be rounded up or down to the nearest whole number of shares.

(e)    Severability. In case any one or more of the provisions contained in this Certificate of Designations shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

Section 9. Restriction and Limitations. Except as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval by the vote or written consent of the holders of at least 95% of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

(a)    take any action (including, without limitation, amending, altering, waiving, or modifying (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including, without limitation, by any filing or amending of a Certificate of Designation for any Senior Securities or Parity Securities) or the Amended and Restated Bylaws of the Corporation, as amended) which would adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the holders of Series A Preferred Stock;

(b)    authorize, issue or increase the authorized amount of any class of Senior Securities or Parity Securities;

(c)    increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred Stock;

(d)    enter into any agreement regarding, or any transaction or series of transactions resulting in, a Change of Control unless provision is made in the agreement effecting such transaction for the payment to the holders of Series A Preferred Stock of the amounts specified in Section 3;

(e)    cause EEH to issue additional Series A Preferred Units of EEH (“Series A Preferred Units”) (unless in connection with the issuance of Series A Preferred Stock expressly permitted by this Certificate of Designations) or any securities of EEH that are pari passu with or senior to the Series A Preferred Units; or

(f)    amend or cause to be amended the Second Amended and Restated Limited Liability Company Agreement of EEH, dated as of the date hereof, in any manner that would adversely affect the Series A Preferred Units or the Series A Preferred Stock.

Section 10. Corporation’s Dealings with Holders of Series A Preferred Stock. No payments shall be made to holders of Series A Preferred Stock, and no redemptions of Series A Preferred Stock shall be made, unless the right to receive such payments or participate in such redemptions are made available to all holders of Series A Preferred Stock on a pro rata basis based on the number of shares of Series A Preferred Stock such holder holds.

    Section 11. Meetings; Action Without a Meeting.

(a)    The holders of not less than 10% of the shares of Series A Preferred Stock outstanding may request the calling of a special meeting of the holders of Series A Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, an Executive Vice President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series A Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 10 days after such request, then the holders of not less than 10% of the shares of Series A Preferred Stock outstanding may designate in writing any holder of Series A Preferred Stock to call such meeting on similar notice at the expense of the Corporation. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Corporation relating to Series A Preferred Stock for the purpose of calling a meeting of the holders pursuant to these provisions.

(b)    With respect to actions by the holders of Series A Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Series A Preferred Stock entitled to vote were present and voted.

Section 12. Status of Reacquired Shares of Series A Preferred Stock. Shares of outstanding Series A Preferred Stock reacquired by the Corporation (including shares of Series A Preferred Stock that shall have been redeemed pursuant to the provisions hereof) or cancelled upon conversion into Class A Common Stock shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Certificate of Incorporation.

Section 13. Preemptive Rights. Holders of Series A Preferred Stock shall not be entitled to any preemptive, subscription or similar rights in respect of any securities of the Corporation, except as specifically set forth herein.

Section 14. No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment; provided that, to the extent that the rights and obligations of the holders of the Series A Preferred Stock and the Corporation with respect to any transaction, event or other matter are expressly addressed by one or more specific provisions of this Certificate of Designations, such provision(s) shall govern and this Section 14 shall be inapplicable with respect thereto.

Section 15. Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation. Any notice required by the provisions hereof to be given to the Corporation shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Corporation at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, or such other address as the Corporation shall provide in writing to the holders of Series A Preferred Stock.

Section 16. Amendments. With the consent or approval of the holders of at least 95% of the Series A Preferred Stock then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of Series A Preferred Stock, provided that no such amendment may materially and adversely affect a holder of Series A Preferred Stock without such holder’s approval.

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    IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this 13th day of April, 2022.

EARTHSTONE ENERGY, INC.

By: /s/ Robert J. Anderson
Name: Robert J. Anderson
Title: Authorized Officer